Exhibit 10.18
BAXTER INTERNATIONAL INC.
DIRECTORS’ DEFERRED COMPENSATION PLAN
(Amended and Restated Effective November 11, 2021)

BAXTER INTERNATIONAL INC.
DIRECTORS’ DEFERRED COMPENSATION PLAN
(Amended and Restated Effective November 11, 2021)
ARTICLE I

PURPOSE AND EFFECTIVE DATE
1.1Purpose. Baxter has adopted the Plan to help Baxter retain the services of qualified individuals to serve as Outside Directors by offering them the opportunity to defer payment of their retainers and directors’ fees through an unfunded deferred compensation arrangement.
1.2Effective Date. The original effective date of this Plan was July 1, 2003. The Plan has been amended and restated in its entirety to comply with the final regulations issued by the Internal Revenue Service to implement the requirements of Section 409A of the Code, and for certain other purposes. This amendment and restatement of the Plan is effective November 11, 2021.
ARTICLE II

DEFINITIONS
1.1Account. The bookkeeping account established to record a Participant’s interest in the Plan as provided in Article IV.
1.2Administrator. The person or entity appointed to administer the Plan as provided in Article VII.
1.3Baxter. Baxter International Inc., a Delaware corporation, and any other company that succeeds to the obligations of Baxter under this Plan pursuant to Section 9.8.
1.4Beneficiary. A Participant’s Beneficiary, as defined in Article VI, is the Beneficiary designated to receive the Participant’s Account, if any, from the Plan, upon the death of the Participant.
1.5Board. The Board of Directors of Baxter.
1.6Code. The Internal Revenue Code of 1986, as amended.
1.7Compensation. All compensation (including equity awards other than stock options) payable by Baxter to a Participant for his/her services as a member of the Board, including without limitation any annual retainer, fees for attending meetings of the Board or any committee thereof, fees for acting as chairperson of any Board or committee meeting, and any other fees as may become payable to a non-employee Director, including the additional retainer payable to the lead Outside Director.
1.8Compensation Committee. The Compensation Committee of the Board.
1.9Deferral. The Deferral is the amount of the Participant’s Compensation that the Participant elected to defer and contribute to the Plan, which, but for such election, would have otherwise been paid to him/her.
1.10Deferral Election Form. The form that a Participant must complete and return to the Administrator, in accordance with the rules and procedures as may be established by the Administrator, in order to elect to defer a portion of his or her Compensation into the Plan.
1.11Distribution Election Form. The form that a Participant must complete and return to the Administrator, in accordance with the rules and procedures as may be established by the Administrator. This form is to be used by Participants for two purposes:
(a)To elect the manner in which the Participant’s Account will be distributed upon Termination.

(b)Prior to January 1, 2009, a Participant may also file a Distribution Election Form to request a scheduled in-service distribution of all or a portion of his or her Account, in accordance with Section 5.2(B). Effective January 1, 2009, scheduled in-service distributions are no longer permitted unless elected at the same time the Participant commences participation in the Plan.
To be effective, a Distribution Election Form must be filed at the same time as the Participant’s Deferral Election Form, or at such other time as may be permitted by Section 5.2.
1.12DSU. Deferred Stock Units, an unfunded and unsecured promise to deliver shares of Stock.
1.13Outside Director. Any member of the Board who is not an employee of Baxter or its subsidiaries and who receives Compensation for his or her services as a member of the Board.
1.14Participant. A Participant is any Outside Director or former Outside Director who has an Account balance in the Plan.
1.15Plan. The Baxter International Inc. Directors’ Deferred Compensation Plan.
1.16Plan Year. The Plan Year is the calendar year.
1.17Stock. Stock means the common stock, par value $1.00, of Baxter.
1.18Termination. For purposes of the Plan, Termination means a Participant ceasing to be a member of the Board for any reason, including resignation, removal, or failure to be re-elected. A Participant who ceases to be an Outside Director, but is still a member of the Board, shall not have incurred a Termination. Notwithstanding the foregoing, for purposes of determining when a Participant’s Account becomes payable, Termination shall not be considered to have occurred until the Participant incurs a separation from service as defined in Treasury Regulations issued pursuant to Section 409A of the Code. A Participant shall not be considered to have incurred a separation from service until the Participant has ceased to provide any services as a director or independent contractor for Baxter, its subsidiaries, and any other entity that would be treated as a member of a controlled group that includes Baxter under Sections 414(b) or (c) of the Code (as modified by substituting 50% ownership for 80% for all purposes thereof), without any expectation of the Participant being retained to provide future services as a director or independent contractor; provided, however, that a Participant shall not be considered to have failed to incur a separation from service if the Participant is, or becomes, an employee of any such entity.
1.19Unforeseeable Emergency. A severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether a Participant is faced with an unforeseeable emergency permitting a distribution under this Plan is to be determined based on the relevant facts and circumstances of each case and in accordance with the requirements of Section 409A of the Code.
ARTICLE III

ELIGIBILITY FOR COMPENSATION DEFERRALS
1.1Compensation Deferral Elections. Any Outside Director may elect to defer all or a portion of his or her Compensation as set forth on his or her Deferral Election Form, in accordance with applicable rules and procedures established by the Administrator.
1.2Timing of and Changes in Deferral Election. An Outside Director may make a Deferral election for each Plan Year either:
(a)during the annual enrollment period established by the Administrator prior to the beginning of the Plan Year, in which event such Deferral election shall apply to all Compensation payable to such Outside Director during such Plan Year; or

(b)not later than 30 days after the Outside Director is first elected to the Board, in which event such Deferral election shall apply to all Compensation earned after the Deferral election is made in the remainder of the Plan Year (including a pro rata share of any annual retainer or similar amount, determined by multiplying the amount of such Compensation by a fraction, the numerator of which is the number of days remaining in the Plan Year after the election and denominator is the number of days remaining in the Plan Year after the Outside Director is elected to the Board); provided, that prior to his or her election to the Board, the Outside Director did not participate in any elective deferred compensation arrangement with respect to Baxter, its subsidiaries, and any other entity that would be treated as a member of a controlled group that includes Baxter under Sections 414(b) or (c) of the Code, other than (i) the Baxter International Inc. and Subsidiaries Deferred Compensation Plan, or any similar plan applicable only to employees, or (ii) a deferred compensation plan under which the Outside Director either accrued no additional benefit (other than investment earnings) during the 24-month period prior to his or her election, or received a complete distribution of his or her entire account balance and ceased to be eligible to participate prior to his or her election.
A Participant who has a Deferral election in effect may not change such election during the Plan Year, and may only revoke such election in accordance with procedures established by the Administrator consistent with Treasury Regulations issued pursuant to Section 409A of the Code, subject to Section 5.6.
1.3Deferral of Stock Awards. Each Participant may elect to defer the receipt of all (but not fewer than all) of the shares of Stock the Participant is entitled to receive upon a grant of Stock to the Participant for service on the Board. Such deferral election must be made in accordance with procedures established by the Administrator. If a Participant elects to defer a grant of Stock, the Participant shall receive DSUs under this Plan, which shall be settled by delivery of all of the shares of Stock in connection with the DSUs within the first ninety days of the Plan Year following the Plan Year in which the Participant incurs a Termination (regardless of whether the Participant has elected payment of his or her Account in installments). A Participant’s DSUs shall be accounted for separately as part of the Participant’s Account, and shall not be subject to Sections 4.1, 4.2 or 5.6, but shall otherwise be subject to the provisions of this Plan.
ARTICLE IV

CREDITING OF ACCOUNTS
1.1Crediting of Accounts. All amounts deferred by a Participant under the Plan shall be credited to his/her Account in the Plan. Each Participant’s Account shall be credited or charged with its share of investment earnings or losses determined in accordance with Section 4.2, and shall be charged with all distributions made to the Participant or his/her Beneficiary. Accounts shall be maintained for bookkeeping purposes only, and shall not require the segregation of funds or establishment of a separate fund.
1.2Earnings. Each Participant’s Account shall be adjusted upward or downward, on a weekly (or as otherwise determined by the Administrator) basis to reflect the investment return that would have been realized had such amounts been invested in one or more investments selected by the Participant from among the assumed investment alternatives designated by the Administrator for use under the Plan. Until otherwise determined by the Administrator in its sole discretion, the investment alternatives shall be the same as those available under the Baxter International Inc. and Subsidiaries Deferred Compensation Plan (including any limitations on amounts that may be invested in or allocated or reallocated to any particular investment alternative), and until the Administrator determines otherwise, Accounts for which no election is made shall be invested in the Stable Income Fund available under such plan. Prior to the first day of each calendar quarter (or at such other intervals as may be determined by the Administrator), Participants may change the assumed investment alternatives in which their Account will be deemed invested for such quarter. Participant elections of assumed investment alternatives shall be made at the time and in the form determined by the Administrator, and shall be subject to such other restrictions and limitations as the Administrator shall determine.
1.3Account Statements. Account Statements will be generated effective as of the last day of each calendar quarter and provided to each Participant as soon as administratively feasible. Account Statements will reflect all Account activity during the reporting quarter, including Account contributions, distributions, and earnings credits. Notwithstanding the foregoing, the failure to provide an Account Statement shall not constitute a breach of this Plan or entitle any Participant to any amount that he or she would not otherwise be entitled to under the Plan.

1.4Vesting. Subject to Sections 9.1 and 9.2, a Participant is always 100% vested in his or her Account in the Plan at all times.
ARTICLE V

DISTRIBUTION OF BENEFITS
1.1Distribution of Benefits. Subject to Section 5.2, distribution of a Participant’s Account, if any, will be made in accordance with the Participant’s Distribution Election Form. The distribution restrictions under Section 409A of the Code shall apply to Participant’s entire account balances under the Plan, whether deferred before or after January 1, 2005. Notwithstanding the foregoing, if at any time any portion of a Participant’s account balance is includible in the Participant’s income pursuant to Section 409A of the Code, the portion so included shall be distributed to the Participant as soon as administratively feasible.
1.2Distribution.
A.Distribution Election Form – Termination. A Participant’s Account will be paid after the Participant’s Termination, in accordance with the form of payment designated in such Participant’s Distribution Election Form. Effective beginning with the 2022 Plan Year, a Participant may file a Distribution Election Form with respect to a single Plan Year, pursuant to which the portion of the Participant’s Account that represents amounts credited to the Account with respect to that Plan Year shall be distributed in accordance with the Distribution Election Form specific to such Plan Year. A Participant may change the form of payment designated on his or her Distribution Election Form from time to time by filing a new Distribution Election Form in accordance with procedures established by the Administrator; provided that, in the case of a change made after the last day permitted for filing the initial Deferral Election Form, (i) distribution of the Account following the change shall commence not earlier than five years after the distribution would otherwise have begun, and (ii) if the Participant incurs a Termination within 12 months after changing the form of payment designated, the change shall be disregarded and his/her Account shall be distributed in accordance with the form of payment designated prior to the change.
B.In-Service Distribution. Prior to January 1, 2009, a Participant also was permitted to elect to receive a distribution of all or a portion of his or her Account at a specified future date, by filing a Distribution Election Form with the Administrator, either electing to have his or her entire Account balance on such date distributed, or specifying the dollar amount of the distribution. A Participant who has elected to receive an in-service distribution may subsequently elect to postpone the date of such distribution (but may not change the amount to be distributed) by filing a new Distribution Election Form, provided that the new Distribution Election Form must be filed not later than twelve months prior to the original specified distribution date, and the new distribution date must be at least five years after the original distribution date. If the balance in the Participant’s Account on the specified distribution date is less than the dollar amount requested, the entire balance of the Account shall be distributed. If the Participant has a Termination prior to the specific date requested on such Distribution Election Form, such form shall be ignored and the Participant’s distribution election with respect to Termination shall be followed.
C.Forms of Distribution. The forms of distribution are:
(a)a lump sum payment, or
(b)for distributions upon Termination only, annual installments of at least two years, but not to exceed fifteen years.
Annual installments will commence in the first ninety days of the Plan Year following the Plan Year in which the Participant incurs a Termination. Subsequent installments will be paid annually in the first ninety days of subsequent Plan Years, and each installment shall be equal to the remaining balance in the Participant’s Account immediately prior to such payment divided by the number of installments remaining to be paid.
Lump sum payments pursuant to a Distribution Election Form relating to payments following Termination will be made in the first ninety days of the Plan Year following the Plan Year in which the Participant incurs a Termination. All distributions of a Participant’s Account prior to Termination will be paid in a lump sum as soon as administratively feasible after the date elected by the Participant in the Distribution Election Form.

If a Participant does not elect a form of distribution by the time the Deferral Election Form or the Distribution Election Form is required to be completed, the Participant’s election will default to a lump sum payment in the first ninety days of the Plan Year following the Plan Year in which the Participant incurs a Termination.
Notwithstanding the above, a Participant whose Account totals less than $50,000 as of the last day of the Plan Year in which he or she incurs a Termination will receive lump sum payment of his or her Account in the first ninety days of the Plan Year following the Plan Year in which the Participant incurs a Termination.
D.Distributions Upon Death. Upon the death of a Participant prior to the complete distribution of the Participant’s account, the Participant’s remaining account balance shall be paid to his or her Beneficiary in a lump sum as soon as practical, but not later than ninety days after the Participant’s death, regardless of whether the Participant had elected payment in installments or whether installment payments had begun prior to the Participant’s death.
1.3Effect of Payment. Payment to the person, trust, or other entity reasonably and in good faith determined by the Administrator to be the Participant’s Beneficiary will completely discharge any obligations Baxter or any other entity may have under the Plan. If a Plan benefit is payable to a minor or a person declared to be incompetent or to a person the Administrator in good faith believes to be incompetent or incapable of handling the disposition of property, the Administrator may direct payment of such Plan benefit to the guardian, legal representative, or person having the care and custody of such minor, and such decision by the Administrator is binding on all parties. The Administrator may initiate whatever action it deems appropriate to ensure that benefits are properly paid to an appropriate guardian.
The Administrator may require proof of incompetence, minority, incapacity, or guardianship, as it may deem appropriate prior to distribution of the Plan benefit. Such distribution will completely discharge the Administrator, Baxter, and its affiliates from all liability with respect to such benefit.
1.4Taxation of Plan Benefits. It is intended that each Participant will be taxed on amounts credited to him or her under the Plan at the time such amounts are received, and the provisions of the Plan will be interpreted consistent with that intention.
1.5Withholding and Payroll Taxes. Baxter will withhold from payments made hereunder any taxes required to be withheld for the payment of taxes to the Federal government, or any state or local government.
1.6Distribution Due to Unforeseeable Emergency. Upon written request of a Participant and the showing of Unforeseeable Emergency, the Administrator may authorize distribution of all or a portion of the Participant’s Accounts, and or the acceleration of any installment payments being made from the Plan, but only to the extent reasonably necessary to relieve the Unforeseeable Emergency, including federal, state, local, or foreign income taxes or penalties reasonably imposed upon the distribution. In any event, payment may not be made to the extent such Unforeseeable Emergency is or may be satisfied through reimbursement by insurance or otherwise, including, but not limited to, liquidation of the Participant’s assets (but not including hardship deferrals or loans from the Participant’s account in any qualified retirement plan, as defined in Treasury Regulations Section 1.409A-1(a)(2)), to the extent that such liquidation would not in and of itself cause severe financial hardship. If the Participant demonstrates the existence of an Unforeseeable Emergency, the Administrator shall first cancel the Participant’s deferrals for the Plan Year (other than deferrals of Stock pursuant to Section 3.3), and the amount of the distribution required to relieve the Unforeseeable Emergency shall take into account the additional income available to the Participant as the result of cancellation of such deferrals. The Administrator may also impose such other conditions upon a distribution as it determines in its discretion to be appropriate and not inconsistent with Section 409A of the Code.
ARTICLE VI

BENEFICIARY DESIGNATION
1.1Beneficiary Designation. Each Participant has the right to designate one or more persons, trusts, or, with the Administrator’s approval, other entity as the Participant’s Beneficiary, primary as well as secondary, to whom benefits under this Plan will be paid in the event of the Participant’s death prior to complete distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation will be in a written form prescribed by the Administrator and will be effective only when filed with the Administrator during the Participant’s lifetime.

1.2Amendments to Beneficiary Designation. Any Beneficiary designation may be changed by a Participant without the consent of any Beneficiary by the filing of a new Beneficiary designation with the Administrator. Filing a Beneficiary designation as to any benefits available under the Plan revokes all prior Beneficiary designations effective as of the date such Beneficiary designation is received by the Administrator. If a Participant’s Account is community property, any Beneficiary designation will be valid or effective only as permitted under applicable law.
1.3No Beneficiary Designation. In the absence of an effective Beneficiary designation, or if all Beneficiaries predecease the Participant, the Participant’s estate will be the Beneficiary. If a Beneficiary dies after the Participant and before payment of benefits under this Plan has been completed, and no secondary Beneficiary has been designated to receive such Beneficiary’s share, the remaining benefits will be payable to the Beneficiary’s estate.
ARTICLE VII

ADMINISTRATION
1.1Administration. The Plan is administered by the Compensation Committee, which shall be the Administrator for all purposes of the Plan. Notwithstanding the foregoing, all authority to administer the Plan on an ongoing basis, including the authority to adopt and implement all rules and procedures for the administration of the Plan, shall be exercised by such persons as may be designated by the Senior Vice President, Human Resources of Baxter, subject to the authority of the Compensation Committee, and all references to the Administrator herein shall, as appropriate, be construed to refer to such person or persons.
1.2Administrator Powers. The Administrator has such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the discretionary power, right, and duty to construe, interpret, and enforce the Plan provisions and to determine all questions arising under the Plan including, but not by way of limitation, questions of Plan participation, eligibility for Plan benefits, and the rights of Outside Directors, Participants, Beneficiaries, and other persons to benefits under the Plan and to determine the amount, manner, and time of payment of any benefits hereunder, and to adopt procedures, rules, regulations, and forms to be utilized in the efficient administration of the Plan which may alter any procedural provision of the Plan without the necessity of an amendment. The Administrator is empowered to employ agents (who may also be employees of Baxter) and to delegate to them any of the administrative duties imposed upon the Administrator or Baxter.
1.3Finality of Decisions. Any ruling, regulation, procedure, or decision of the Administrator will be conclusive and binding upon all persons affected by it. There will be no appeal from any ruling by the Administrator, which is within its authority, except as provided in Section 7.4 below.
1.4Claims Procedure. Any claim for benefits by a Participant, his or her Beneficiary or Beneficiaries, or any other person claiming the right to receive any benefit from the Plan by reason of his or her relationship to a Participant or Beneficiary (the “applicant”) shall be in writing and filed in accordance with procedures specified by the Administrator not more than one year after the claimant knows or with the exercise of reasonable diligence should have known of the basis for the claim. If the claim is denied, the Administrator will furnish the applicant within a reasonable period of time with a written notice that specifies the reason for the denial, and explains the claim review procedures of this Section 7.4. If, within 60 days after receipt of such notice, the applicant so requests in writing, the Administrator will review its earlier decision. The Administrator’s decision on review will be in writing, will include specific reasons for the decision, and will be given to the claimant with a reasonable period of time after the request for review is received. By participating in the Plan, each Participant agrees, on behalf of himself or herself and all persons claiming through him or her, not to commence any action or proceeding for payment of any amount claimed to be due under the Plan without first complying with the foregoing procedures.
1.5Indemnity. To the extent permitted by applicable law and to the extent that they are not indemnified or saved harmless under any liability insurance contracts, any present or former employees, officers, or directors of Baxter, or its subsidiaries or affiliates, if any, will be indemnified and saved harmless by Baxter from and against any and all liabilities or allegations of liability to which they may be subjected by reason of any act done or omitted to be done in good faith in the administration of the Plan, including all expenses reasonably incurred in their defense in the event that Baxter fails to provide such defense after having been requested in writing to do so.

ARTICLE VIII

AMENDMENT AND TERMINATION OF PLAN
1.1Amendment. The Compensation Committee may amend the Plan at any time, except that no amendment will decrease the Accounts of Participants and Beneficiaries at the time of the amendment. Notwithstanding the foregoing, the Administrator may adopt any amendment to the Plan that is technical, ministerial, or procedural in nature, and any rule or procedure properly adopted by the Administrator that is technical, ministerial, or procedural in nature shall be deemed an amendment to the Plan to the extent of any inconsistency between such rule or procedure and the provisions hereof.
1.2Right to Terminate. The Compensation Committee may at any time terminate the Plan.
1.3Payment at Termination. If the Plan is terminated, the Accounts of Participants shall continue to be held until distributed in accordance with Article V, unless in connection with such plan termination the Compensation Committee amends the Plan to provide for distribution of all Accounts in lump sum payments, provided that such distributions are permitted by Treasury Regulations issued pursuant to Section 409A of the Code.
ARTICLE IX

MISCELLANEOUS
1.1Unfunded Plan. This Plan is intended to be an unfunded deferred compensation plan. All credited amounts are unfunded, general obligations of Baxter. This Plan is not intended to create an investment contract. Participants are members of the Board of Baxter, who, by virtue of their position, are uniquely informed as to Baxter’s operations and have the ability to affect materially Baxter’s profitability and operations.
1.2Unsecured General Creditor. In the event of Baxter’s insolvency, Participants and their Beneficiaries, heirs, successors, and assigns will have no legal or equitable rights, interest, or claims in any property or assets of Baxter or any of its subsidiaries, nor will they be beneficiaries of, or have any rights, claims, or interests in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by Baxter (the “Policies”) greater than those of any other unsecured general creditors. In that event, any and all of Baxter’s assets and Policies will be, and remain, the general, unpledged, and unrestricted assets of Baxter. Baxter’s obligation under the Plan will be merely that of an unfunded and unsecured promise of Baxter to pay money in the future.
1.3Nonassignability. Neither a Participant nor any other person will have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable. No part of the amounts payable will, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency. Nothing contained herein will preclude Baxter from offsetting any amount owed to it by a Participant against payments to such Participant or his or her Beneficiary.
1.4Protective Provisions. A Participant will cooperate with Baxter by furnishing any and all information requested by Baxter, in order to facilitate the payment of benefits hereunder.
1.5Governing Law. The provisions of this Plan will be construed and interpreted according to the laws of the State of Illinois without regard to any state’s conflict of laws principles.
1.6Severability. In the event any provision of the Plan is held invalid or illegal for any reason, any illegality or invalidity will not affect the remaining parts of the Plan, but the Plan will be construed and enforced as if the illegal or invalid provision had never been inserted, and Baxter will have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan, including, but not by way of limitation, the opportunity to construe and enforce the Plan as if such illegal and invalid provision had never been inserted herein.

1.7Notice. Any notice or filing required or permitted to be given to Baxter or the Administrator under the Plan will be sufficient if in writing and hand-delivered, or sent by registered or certified mail to Baxter’s General Counsel and, if mailed, will be addressed to the principal executive offices of Baxter. Notice to a Participant or Beneficiary may be hand-delivered or mailed to the Participant or Beneficiary at his or her most recent address as listed in the employment records of Baxter. Notices will be deemed given as of the date of delivery or mailing or, if delivery is made by certified or registered mail, as of the date shown on the receipt for registration or certification. Any person entitled to notice hereunder may waive such notice.
1.8Successors. The provisions of this Plan will bind and inure to the benefit of Baxter, the Participants and Beneficiaries, and their respective successors, heirs, and assigns. The term “successors” as used herein will include any corporate or other business entity, which, whether by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of Baxter, and successors of any such corporation or other business entity.
1.9Action by Baxter. Except as otherwise provided herein, any action required of or permitted by Baxter under the Plan will be by resolution of the Compensation Committee or any person or persons authorized by resolution of the Compensation Committee. Any action required of or permitted by Baxter in its role as Administrator may be taken by the Senior Vice President-Human Resources of Baxter or persons acting under his or her authority.
1.10Participant Litigation. In any action or proceeding regarding the Plan, Outside Directors, Participants, Beneficiaries, or any other persons having or claiming to have an interest in this Plan will not be necessary parties and will not be entitled to any notice or process. Any final judgment which is not appealed or appealable and may be entered in any such action or proceeding will be binding and conclusive on the parties hereto and all persons having or claiming to have any interest in this Plan. To the extent permitted by law, if a legal action is begun against Baxter, the Administrator, or any member of the Compensation Committee by or on behalf of any person and such action results adversely to such person or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the costs to such person of defending the action will be charged to the amounts, if any, which were involved in the action or were payable to the Participant or other person concerned. To the extent permitted by applicable law, acceptance of participation in this Plan will constitute a release of Baxter, the Administrator, and each member of the Compensation Committee, and their respective agents, from any and all liability and obligation not involving willful misconduct or gross neglect.
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